NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST ORIGINATES $5.6 MILLION
MEZZANINE LOAN ON SHERATON GUNTER IN SAN ANTONIO

Transaction Highlights:

◊	$5.6 Million Mezzanine Loan Secured by Interests in Sheraton Gunter in San Antonio, Texas

◊	Loan Originations and Purchases Reach $132 Million

◊	Loan Bears Interest at LIBOR plus 950 Basis Points

DALLAS — (July 13, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on a $5.6 million, three-year mezzanine loan on the Sheraton Gunter in San Antonio, Texas.

The loan bears interest at a rate of LIBOR plus 950 basis points for a term of three years with a one-year extension option based on a net operating income test. The loan is interest only and locked from prepayment for the first 12 months, with yield maintenance requirements for prepayment during months 13 through 18. Principal payments based on a 25-year amortization commence in month 19. Financing on the Sheraton Gunter includes a first mortgage of $24.9 million by Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., and the $5.6 million mezzanine loan originated by Ashford. Ashford will receive a 1% origination fee as well as a 1% exit fee. Ashford’s investment in the capital structure is approximately 60% to 74% loan to value, and trailing twelve month debt service coverage is 1.07x. The hotel is owned and managed by American Property Management Company.

The historic Sheraton Gunter Hotel opened in 1909 and has 322 rooms, 19,000 square feet of meeting space and a restaurant, bar and bakery. Located in the heart of Downtown San Antonio and only one block from the famous San Antonio River Walk, the historic hotel offers convenient access to its many restaurants, night clubs, and shops. The Sheraton Gunter has recently begun a $5 million renovation to its guestrooms and corridors.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “The Sheraton Gunter is an excellent addition to our growing loan portfolio. This historic full-service hotel benefits from a strong brand as well as the expected improvement in its competitive positioning with the $5 million renovation. A stable base of meetings and convention business as well as a growing tourist demand to the culturally rich San Antonio make this an attractive market. We are pleased to work with American Property Management to meet their capital needs.”

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AHT Originates $5.6 Million Mezzanine Loan on Sheraton Gunter

July 13, 2005

Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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